                                                      EXHIBIT 99.1

                            CHILDREN'S BROADCASTING CORP.
                       TO CEASE 24-HOUR DISTRIBUTION JANUARY 30

    MINNEAPOLIS -- Children's Broadcasting Corporation (CBC, Nasdaq National
Market: AAHS) announced today that it has notified its affiliate radio stations that it will cease distributing its full-time Aahs World Radio(sm) programming format as of midnight, January 30, 1998. CBC had previously announced the sale of its owned and operated stations to Global Broadcasting Company, Inc. for $72.5 million. The sale of the stations, which is subject to obtaining shareholder and regulatory approval, is expected to close in January 1998.

    "We have been forced to alter our business plans and operations by ABC/Disney's method of entry into the children's radio market," said Christopher
T. Dahl, CEO of CBC. "We have received cancellation notices from several important affiliates. As difficult and painful as this decision was to make, and as much as we continue to believe in the children's radio market CBC has pioneered, we were simply not in a position to take any other course," Dahl added.

    Dahl reaffirmed that CBC intends to continue to explore other methods of distribution of children's audio programming such as SDARS (Satellite Digital Audio Radio Service), and also to develop and enhance its Internet web-site real-time audio presence and other programming products, including syndicated children's programs.

    Dahl also stated that the Company intends to utilize the net proceeds received from the sale of its stations to make acquisitions in the media, entertainment or advertising-related areas.

    Children's Broadcasting Corporation's "Aahs World Radio-SM-," the live, 24-hour satellite radio network and multi-media concept for today's kids and families, became a national network in October 1992. At its peak, the radio network had 32 affiliate stations reaching approximately 40 percent of the country.